                                                                    Exhibit 10.3



                                OPTION AGREEMENT

         This Option Agreement (the "Agreement") is made effective as of the 21st day of August, 1997, by and between STRATASYS, INC., a Delaware corporation (the "Company") and SEK TECHNOLOGIES, LLC, a Minnesota limited liability company (the "Developer").

                                   WITNESSETH:


         WHEREAS, the Company has developed conceptual specifications (the "Specifications") for a commercially exploitable "desk-top" version of a device that will produce three dimensional models from computer aided design programs using a variety of materials based in part on existing technology of the Company (the "Device");

         WHEREAS, Developer is engaged in the business of developing and building prototypes of devices and the molding and tooling to be used in the manufacturing of the devices;

         WHEREAS, the Developer desires to develop the Device and tooling (the "Tooling") necessary for the manufacture of the parts and subassemblies of the Device (the "Development Services") all of which will satisfy all of the Specifications;

         WHEREAS, the Developer is willing to bear the risk and cost of developing a Device which satisfies the Specifications;

         WHEREAS, the Developer and the Company previously entered into an Option Agreement dated April 22, 1997, which they hereby terminate; and

         WHEREAS, the Company and the Developer have entered into that certain User Agreement of even date herewith (a copy of which is attached hereto as Exhibit 1) whereby the Company has granted the Developer a license to use certain Owner Intellectual Property and Equipment (all as defined in the User Agreement) in connection with the development of the Device and the Tooling, on the condition that, the Developer and the Company enter into this Option Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENT:

                                   ARTICLE 1.

                                   DEVELOPMENT

         1.1 Development of Device. Developer agrees to use its best efforts to develop and build, in conformity with the Specifications attached hereto as
Exhibit 1.1. All Development Services shall be performed by qualified individuals and shall be completed in accordance with sound development practices and all applicable laws. The Development Services shall include the making of the Beta Modifications as defined below.

         1.2 Development Budget. A preliminary budget for the Development Services (the "Development Budget") is attached hereto as Exhibit 1.2. The Development Budget will be revised as necessary from time to time to reflect added or reduced expenses resulting from changes in Specifications or events outside the control of the Developer. The Development Budget shall identify all costs to be incurred by Developer, together with the cost of services and products to be provided by third parties ("Third Party Costs and Third Party Services"). The Development Budget shall be prepared in sufficient detail to permit a meaningful comparison (the "Budget Analysis") of: (i) actual costs incurred to date together with additional anticipated costs to complete the Development Services against (ii) budgeted costs. Developer shall prepare the Budget Analysis on a weekly basis and deliver same to the Company within one business day following its availability. Developer shall maintain not less than $300,000 in working capital during the term of this Agreement for the purpose of funding the Development Services and paying Development Costs.

         1.3 Budget Analysis. The Developer will provide the Company with copies of each Budget Analysis projecting a Budget Overage.

         1.4 Inspection and Tests. The Company and the Developer will agree on the appropriate inspection and testing of the Device and the Tooling for determining whether the Device and the other Deliverables comply with the Specifications, which inspection and testing procedures shall become part of this Agreement. The Company shall at all times have free access to the Developer's facility at all reasonable time for the purpose of determining whether the Development Services are being accomplished as provided for in this Agreement.

         1.5 Development Costs. Stratasys' only obligation hereunder is to pay the Option Price.

         1.6 Technical Coordinators. The Company and the Developer shall each from time to time designate one person to act as its Technical Coordinator. The Technical Coordinators shall be responsible for the day to day communications between the parties and the coordination of efforts between the parties and third parties.

                                   ARTICLE 2.

                               OPTION TO PURCHASE

         2.1 Option to Purchase Device. The Company shall have the option (the "Option") to acquire upon delivery to the Developer of the Option Price either
(a) all right, title and interest in the Device, the Tooling and all of the Deliverables and the exclusive right to manufacture, distribute, market and sell the Device and the Tooling, all free and clear of any and all liens and encumbrances, ("Device Rights") or (b) all right, title and ownership interest (the "Ownership Interest") in the Developer, free and clear of any and all liens and encumbrances upon delivery of the Option Price determined in accordance with
Section 4. Such Option shall be exercised by the Company by delivering written notice of the Company's exercise of the Option to the Developer on or before December 31, 1999.

         2.2 Ownership of Device, Intellectual Property. As provided for in the User Agreement, the Company shall at all times retain ownership of all right title and interest in the Specifications, the Owner Intellectual Property, the other tangible and intangible property and other proprietary information of the Company provided to the Developer by the Company. Upon payment of the Option Price due hereunder, the Developer shall deliver to the Company the Device and any and all rights to manufacture, reproduce, use and modify the Device and all right, title and interest in and to any and all intellectual property used in or necessary to the manufacture, reproduction, use of, sale, modification of the Device (the "Device Intellectual Property") other than any intellectual property owned by an independent third party ("Third Party Intellectual Property") which the Company has previously agreed to be included in the Device or used in its manufacture, reproduction, use of, sale, modification on terms agreed to by the Company and the rights of the Developer under the User Agreement and the License Agreement shall terminate. The Developer will provide the Company with fully paid, royalty free, perpetual licenses to use all such Third Party Intellectual Property in connection with the manufacture, reproduction, use of, sale, modification of the Device.

                                   ARTICLE 3.

                                  OPTION PRICE

         3.1 Acquisition of Device Rights. If the Company elects to acquire all of the Device Rights, the Option Price shall consist of:

                  3.1.1 a cash payment equal to the sum of (A) $130,000 for each Investment Unit (as defined in that certain Private Placement Memorandum of the Developer) of the Developer (less any amounts distributed by the Company to the Investors with respect to their Membership Interests (as defined in that certain Private Placement Memorandum of the Developer)), (B) the unpaid principal balance of the Subordinated Notes (as defined in that certain Private Placement Memorandum of the Developer) and any accrued interest thereon, (C) any additional capital contributions made to the Company after the completion of the Offering (as defined in that certain Private Placement Memorandum of the Developer)(less any amounts distributed by the Company with respect to such additional capital contribution), (D) a return of 30% per annum up to the date of the exercise of the Option on the aggregate gross amount received by the Company from time to time on the sale of the Investment Units (both on the Membership Interests and the Subordinated Note), giving effect to any Company distributions to its Members and interest paid or accrued through the exercise date in computing such 30% return, provided, however, that the minimum cash return per Investor on the amounts paid for the Investment Units (both on the Membership Interests and the Subordinated Note) shall not be less than the excess of 30% of the Investment Unit Price of $250,000 over the sum of any distributions and the payment of Interest to each respective Investor, and (E) a return on funds advanced by investors after the completion of the Offering in an amount equal to such percentage return as is offered by the Company to such investor; and


         3.1.2 warrants to purchase shares of the common stock of the Company, $.01 par value of the Company ("Common Stock") in an amount equal to the sum of
(X) 8,000 warrants for each Investment Unit sold, and (Y) the number of warrants required to be offered to persons making additional capital contributions if the Company exercises its Option. Such warrants shall expire three (3) years from the date the Company exercises its Option and are exercisable at a price of $13.875 per warrant. The warrants will be in substantially the form attached hereto as Schedule 3.1.2.


         3.1.3 a Success Fee consisting of

                  3.1.3.1 a cash payment corresponding to the amount set forth in Schedule 3.1.3 for the week in which the Developer delivers the Beta Device and Tooling to the Company. For the purposes of this Agreement, the term Beta shall mean the fully functional and operational product to which the term applies that represent the final saleable product except that (a) the product may contain machined parts in lieu of parts that would or will be produced using tooling and (b) the product may not have been fully life cycle tested; and

                  3.1.3.2 options ("Stock Options") to acquire Three Thousand (3,000) shares of the Common Stock of the Company, $.01 par value pursuant to the Company's 1994-2 Stock Option Plan as amended on July 15, 1996, by the Board of Directors of the Company on such date subject to the approval of the Company's shareholders. The Stock Options granted will not qualify as incentive stock options under the Internal Revenue Code. Such Stock Options shall be exercisable at a price per share equal to the average of the closing bid and ask price per share hereof of the Common Stock on the stock exchange on which the Common Stock is traded on the date of grant. The Options shall be exercisable over a period of five (5) years from the date of grant and shall be issuable or assignable to employees of the Developer who work on the Device. To the extent permitted by law, the Options shall be registered on Form S-8 as promulgated by the United States Securities and Exchange Commission.


                  3.1.4 Seventy-five (75%) of the Success Fee shall be payable on delivery of the Beta Device and Tooling. The remaining twenty-five percent (25%) of the Success Fee shall be paid upon the successful completion of the modifications to the Beta Device and Tooling resulting from the completion of the testing of the Beta Device and Tooling (the "Beta Modifications"), but not later than the date that is four (4) months after delivery of the Beta Device and Tooling provided Developer has not breached its obligations to successfully complete the Beta Modifications.

         3.2 Acquisition of Ownership Interests. If the Company elects to exercise its Option to acquire the Ownership Interests of the Members of the Developer, the Company shall pay the Option Price other than the Success Fee to the Members in proportion to their Ownership Interests or as otherwise allocated among the Members by agreement and the Company shall pay the Success Fee to the Developer.

                                   ARTICLE 4.

                             ACCEPTANCE AND RETURNS

         4.1 Acceptance. All prototype, alpha and beta Devices to be delivered pursuant hereto shall be received subject to the Company's inspection during a thirty (30) day period after receipt. The Devices may be returned to Developer if found that they do not comply with the Specifications. All claims for defects shall be reported in writing to Developer as soon as possible. At the request of Developer, the Company shall provide the Developer with samples of allegedly defective Devices.

         4.2 Returns. Upon report of a defect, Developer may request, at its expense, that the Devices be returned to Developer or, in the alternative, that the Devices be destroyed at its expense.

                                   ARTICLE 5.

                                 INDEMNIFICATION

         5.1 Company's Indemnity. The Company agrees to indemnify and hold Developer, its officers, directors, employees, agents and representatives harmless from all actions, losses, damages or expenses (including reasonable attorneys' fees) which Developer may incur by reason of the willful or negligent action of the Company or its employees, contractors or agents or the Company's breach of its obligations hereunder. In addition, the Company will indemnify the Developer, its officers, directors, employees, agents and representatives harmless from all actions, losses, damages or expenses (including reasonable attorneys' fees) which Developer may incur by reason of any infringement of the Development Services, the Device or any other Deliverable upon the intellectual property rights of any other person or entity as a result of any Company Property provided to the Developer for inclusion or use in providing the Development Services.

         5.2 Developer's Indemnity. Developer agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents and representatives from all actions, claims, losses, damages or expenses (including reasonable attorneys' fees) which the Company may incur by reason of the willful or negligent action of the Developer or its employees, contractors or agents or the Developer's breach of its obligations hereunder. In addition, the Developer will indemnify the Company, its officers, directors, employees, agents and representatives harmless from all actions, losses, damages or expenses (including reasonable attorneys' fees) which Company may incur by reason of any infringement of the Development Services, the Device or any other Deliverable upon the intellectual property rights of any other person or entity other than any infringement that results from the use of any Company Property provided to the Developer by the Company for inclusion or use by the Developer in providing the Development Services or any Third

Party Property provided by the Company to the Developer for inclusion or use by the Developer in providing the Development Services.

         5.3 Investigation. The Company and the Developer shall promptly investigate any and all complaints relating to claims for indemnification hereunder.

         5.4 Inspection. The Company shall, from time to time, have the right to inspect Developer's facilities for purposes of determining compliance with the terms and provisions of this Agreement. All such inspections shall be conducted during regular business hours, and in a manner not to interfere with Developer's business.

         5.5 Insurance. The Company shall carry general products liability insurance covering the Device and general liability insurance in an amount of not less than $1 million. Developer shall carry product liability insurance covering the Device and general liability insurance in an amount of not less than $1 million, which insurance shall name the Company as an additional and/or coinsured, as well as fire and other risks insured against by extended or comprehensive coverage, public liability insurance and workers' compensation insurance. Either party shall be given thirty (30)days advance written notice of termination or cancellation of the other party's insurance. Either party shall provide proof of insurance within ten (10) days of advance written notice. In the event of a claim which is subject to indemnification from Developer, Developer's product liability insurance carrier shall be the primary insurer. In the event of a claim which is subject to indemnification from the Company, the Company's Device liability insurance carrier shall be the primary insurer. Any insurance required under this Section shall be issued by a company authorized to do business in the State in which the principal offices of the party obtaining the insurance is located and having an A.M. Best & Company, Inc. rating of A or higher and shall require thirty (30) days advance notice to Landlord before cancellation or alteration. Each party shall on request deliver to the other party certificates evidencing the insurance required herein.

                                   ARTICLE 6.

                        TERM OF AGREEMENT AND TERMINATION

         6.1 Term:Termination. This Agreement shall become effective as of the date first above written and shall continue until terminated as provided herein.

                  6.1.1 Upon either party's breach of any provision of this Agreement following expiration of a ten (10) day period (the "Notice Period") commencing on delivery of the non-breaching party's written notice thereof to the breaching party, the non-breaching party may elect to immediately terminate this Agreement if the breaching party has not cured the breach within such Notice Period and upon any such termination, this Agreement shall have no further force or effect; provided, however, that Section 7 hereof shall survive indefinitely.


                                   ARTICLE 7.

                   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                                       AND

                                 NON-COMPETITION

         7.1 Non-Disclosure. Unless granted written permission by the other party, each party, agrees not to directly or indirectly use or disclose Confidential Information belonging to the other party (as hereinafter defined) disclosed by such other party in connection with the performance of this Agreement.

         7.2 Confidential Information. Confidential Information means any information or compilations of information that derives independent economic value from not being generally known or readily ascertainable by proper means, including, without limitation, trade secrets, customer lists, manufacturing know-how and processes, product formulations and specifications, whether complete or in process, and any other information which may be designated as confidential in writing by either party. Nothing herein shall be construed to preclude disclosure of any information:

                  7.2.1 which is known to the recipient as evidenced by its written records before receipt thereof under this Agreement;

                  7.2.2 which is disclosed in good faith to the recipient after acceptance of this Agreement by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

                  7.2.3 which is or becomes part of the public domain or is publicly divulged through no fault of the recipient;

                  7.2.4 which is disclosed by the disclosing party to any third person on a non-confidential basis;

                  7.2.5 as may be inherent in or reasonably necessary to the design, manufacture, and finishing of the Device or the Tooling or the Device Intellectual Property, the testing by accredited laboratories of samples of the Device to determine if they meet required specifications, the securing from any governmental agency of any necessary approval or license, or the obtaining of patents; or

                  7.2.6 as may be mandatorily requested in any court proceeding, provided that the party receiving the request shall immediately notify the other party of such request.

         7.3 Documents and Tangible Items. Except as provided herein, all documents and tangible items which contain or deal in any manner with Confidential Information belonging to either party shall be and remain the exclusive property of such party along with all copies, records, abstracts, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

         7.4 Reasonableness of Restrictions. Each party agrees that considering their relationship and the degree of their mutual reliance, and given the other terms of this Agreement that the restrictions set forth in this Section are reasonable. Notwithstanding the foregoing, if any of the covenants set forth in this Section shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included herein.

         7.5 Return of Confidential Information and Other Property. Except as otherwise provided herein, upon termination of this Agreement, each party shall return to the other party the other party's Confidential Information and any other property of the other party in its possession.

         7.6 Non-competition. Developer will not directly or indirectly assist any other person or entity to develop a three dimensional modeler of any kind or type for a period of five (5) years.

         7.7 Business Relationships. Developer will not during the period commencing on the date hereof and ending two (2) years after the termination of this Agreement:

                  7.7.1 request, induce, advise or encourage any customer or supplier, or any other entity having business dealings with the Company, to withdraw, curtail or cancel such business dealings; or

                  7.7.2 hire as employee or independent contractor, or request, induce, advise or encourage a termination of employment by, any other employee of the Company, whether acting directly or indirectly and whether acting alone or together with or on behalf of or through any other entity.

         7.8 Other Businesses. During the period commencing on the date hereof and ending on the date of the termination of this Agreement, Developer shall not contract to perform any other Development Services for any other person or entity.

                                   ARTICLE 8.

                                 MISCELLANEOUS

         8.1 Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

         8.2 Notices. All notices, demands, requests, instructions or other communications required or permitted to be given by any of the provisions of this Agreement must be in writing and shall be deemed to have been sufficiently given only if delivered by (i) hand against receipt therefor or if mailed by certified or registered mail, postage prepaid, return receipt requested, and if
(ii) sent by facsimile as follows:

         If to the Company at:


         STRATASYS, INC.
         14950 Martin Drive
         Eden Prairie, MN 55344-2020
         Attention: Mr. S. Scott Crump
         Telephone: 612-937-3000
         Facsimile: 612-937-0070

         With a copy to:

         Larry A. Koch
         Maslon Edelman Borman & Brand, LLP
         3300 Norwest Center
         90 S. Seventh Street
         Minneapolis, MN 55402-4140
         Telephone: 612-672-8200
         Facsimile: 612-672-8397

         If to Developer at:

         SEK TECHNOLOGIES, LLC
         930 Calle Negocio
         Suite "D"
         San Clemente, CA 92673-6209
         Attention: Patrick Nguyen
         Telephone: (714) 369-8130
         Facsimile: (714) 369-8131

         With a copy to:

         Nicholas Yocca
         Attorney At Law
         660 Newport Center Drive, Suite 600
         Newport Beach, CA 92660
         Telephone: 714-725-4000
         Facsimile: 714-725-4100

or to such other address as may be designated by a party hereto by notice similarly given, and shall be deemed to have been duty given upon the receipt thereof if delivered by hand or facsimile, and on the third business day after mailing, if mailed.

         8.3 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and any modification of this Agreement shall be in writing and shall be signed by a duly authorized representative of each party.

         8.4 Superseded Prior Understandings. This Agreement shall be deemed to supersede any agreements heretofore entered into by and between Developer and the Company.

         8.5 Governing Law. This Agreement shall be interpreted and construed, and the legal relationships created hereby shall be construed in accordance with the laws of the State of Minnesota, without giving effect to conflict of law provisions contained therein.

         8.6 Assignment. This Agreement is not assignable by either party without the prior written consent of the other party.

         8.7 Severability. If any portion or provision of the Agreement shall be held unenforceable or illegal, the illegal or unenforceable provision shall be inoperable and the remaining provision of this Agreement shall be effective as if such unenforceable or illegal provision were not a part thereof.

         8.8 Arbitration. If any disagreements arise under this Agreement that are not settled promptly in the ordinary course of business, the senior management of the parties shall meet promptly to attempt to resolve the problems on an informal basis. If the senior management is not able to resolve such problems within a reasonable time, any dispute between the Company and the Developer arising out of, relating to, or in connection with this Agreement involving its interpretation or the obligations of a party thereto, shall be determined by binding arbitration using the following procedures:

               8.8.1 The arbitration shall be conducted under the administration of and in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") in Minneapolis, Minnesota, as modified by this Agreement.

               8.8.2 There shall be three (3) arbitrators on the panel. The chairman shall be an attorney at law and the other two shall have a background or training in computer law, computer science or the computer industry. Each party shall appoint one (1) arbitrator within thirty (30) days after the first demand for arbitration, and the third arbitrator shall be appointed by the first two. If either party fails to appoint its arbitrator or if a third arbitrator is not chosen by agreement of the first two within forty-five (45) days after the first demand for arbitration, either party may request the AAA to appoint the remaining arbitrators. All arbitrators shall be independent of the party appointing him.

                  8.8.3 The validity and performance of this Agreement shall be governed by the internal laws of the State of Minnesota without regard to its rates on conflict of law.

                  8.8.4 The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or detract from the agreements of the parties. The cost of the arbitration shall be home equally pending the arbitrator's award. The arbitrators shall have the authority to grant any temporary preliminary or permanent injunctive or other equitable relief in a form substantially similar to that which would otherwise be granted by a court.

                  8.8.5 Any monetary award shall be in United States Dollars, and the award may include the costs of the arbitration, reasonable attorney fees, and interest at commercial rates from the date the compensated loss occurred at the discretion of the arbitrators. The resulting arbitration award may be enforced by all lawful remedies, including, without limitation, injunctive or other equitable relief in any court of competent jurisdiction.

         8.9 Enforcement. In the event either party shall commence litigation to enforce any provision of this Agreement and/or with regard to any dispute associated with this Agreement not governed by the arbitration provisions hereof, the prevailing party shall be entitled to collect its costs, including reasonable attorneys' fees from the nonprevailing party.

         IN WITNESS WHEREOF, the parties execute this Agreement as of the date and year first above written.

STRATASYS, INC                              SEK TECHNOLOGIES, LLC

By: /s/ S. Scott Crump                       By: /s/ Joseph Lewis Calderon
    -----------------                           -------------------------

Its: President                              Its: Manager
     ---------                                   -------

                                    Exhibit 1

                                 User Agreement

                                   Exhibit 1.1

                                 SPECIFICATIONS

                                   EXHIBIT 1.2

                               DEVELOPMENT BUDGET


                                                   1997             1998
           EXPENSES                          $1,500,000       $1,000,000
           TOOLING                              300,000          700,000
           SW                                   400,000          300,000
           PERFORMANCE BONUS                          0          300,000
                                             ----------       ----------
           TOTAL                             $2,200,000       $2,300,000
                                             ==========       ==========

                                  Exhibit 3.1.2

                                 Form of Warrant

                                  EXHIBIT 3.1.3

                                   SUCCESS FEE


       Month Beginning                        Amount of Success Fee
       ---------------                        ---------------------
       May, 1998                                            465,000
       June,1998                                            425,000
       July, 1998                                           380,000
       August, 1998                                         330,000
       September, 1998                                      275,000
       October, 1998                                        215,000
       November, 1998                                       150,000
       December, 1998                                        80,000
       January, 1999                                              0
